Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Willbros Group, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-18421, 333-53748, 333-74290, 333-135543, 333-139353, 333-151795 and 333-151796) on Form S-8 and (No. 333-139499) on Form S-3 of Willbros Group, Inc. of our reports dated March 12, 2007 except for the change in presentation of Depreciation and Note 14, which is as of February 21, 2008, with respect to the consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows of Willbros Group, Inc. for the year ended December 31, 2006, the effects of the adjustment to retrospectively apply the change in presentation of Depreciation as indicated in Note 1 and the change in reportable segments in Note 14 to the consolidated financial statements for the year 2006 and the related financial statement schedule, which reports appear in the December 31, 2008 annual report on Form 10-K of Willbros Group, Inc.

/s/ GLO CPAs, LLLP

Houston, Texas
February 25, 2009